Consent of Independent Auditors


The Trustees
The Dreyfus/Laurel Tax-Free Municipal Funds:


We consent to the use of our reports dated August 18, 1995 included herein and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Custodian, Transfer and Dividend Disbursing Agent, Counsel and Independent Auditors" in the Statements of Additional
Information.





Pittsburgh, Pennsylvania
October 31, 1995